Document register no. 315/2002




Negotiated

this day July 12, 2002, at Eschborn/Taunus

in the presence of the undersigning

Notary Public

Hans Kolb





with registered office at Eschborn/Ts.



between:

1.	Mr. Eduard Pokoj, born 02.03.1952
	residing at Buenauring 4, 61169 Friedberg

acting on behalf of Vertex Interactive Inc., 22 Audrey Place, Fairfield, NJ 07004, USA by virtue of the undated power of attorney, a copy of which was submitted and a certified photocopy of which shall be attached to this document. The original document will submitted without delay.

- hereinafter referred to as Vendor -


2.	Mr. Otto Leistner, born 19.11.1944
        residing at Jagerweg 6, 61389 Schmitten/Ts.
	known personally to the Notary Public
	acting

a)	in his capacity as President of the Administration Board with sole power of representation for Partas Aktiengesellschaft, 4500 Solothurn, Switzerland, registered with the Commercial Register of the Solothurn District Court under no. CH 260.3.000.184-9

- hereinafter referred to as Purchaser in the 1st Instance -

	The negotiating party in the 2nd instance submitted an extract from the Commercial Register of 03.04.00 in original form, a certified photocopy of which shall be attached to this document; subsequent submission of a
	more recent extract from the Commercial Register will be undertaken.

b)	as representative without power of attorney on behalf of KALUMA
Gesellschaft fur Anlageberatung mbH with headquarters at Schmitten, registered with the Commercial Register of the Bad Homburg District Court
- Usingen branch - under no. HRB 8170; notice of approval in due and proper form shall follow without delay.

- hereinafter referred to as Purchaser in the 2nd Instance -


3.	Mr. Rainer Brand, born 13.07.1963
	residing at 61276 Weilrod, Hessenstr. 9

	acting in his capacity as member of the Board of Management of ICS International Aktiengesellschaft Identcode-Systeme with headquarters in Neu-Anspach, registered with the Commercial Register of the Bad Homburg District Court - Usingen branch - under no. HRB 8232.

On July 11, 2002, the Notary Public inspected the entry in the Commercial Register of the Bad Homburg v.d.H. District Court, Usingen branch, and certifies herewith that the company ICS International AG Identcode-Systeme, with headquarters in Neu-Anspach is registered there under no. HRB 8232 and that the negotiating party in the 1st instance has sole power of attorney on behalf of the aforementioned company.

Upon being asked by the Notary Public, the deponents declared that neither the officiating Notary Public nor the attorneys associated with him in mutual practice of their profession have been involved with the subject of this document outside of their official activities.




The deponents requested notarisation of the following

Agreement on the purchase/conveyance of company shares


Art. 1
Company


(1)	Vertex Interactive Inc. (formerly operating as "Vertex Industries Inc.")
is the sole shareholder of VTX GmbH (hereinafter referred to as the "Company") with headquarters at Neu-Anspach, registered with the Commercial Register of Bad Homburg v.d.Hohe District Court under no. HRB 8620.

(2)	Vertex Interactive Inc. has a holding of EUR 25,000.00 in the share capital of the Company amounting to EUR 25,000.00. Vertex declares that this shareholding is fully paid up.

(3)	The current shareholder status of Vertex Interactive Inc. is substantiated by the following documents which are to be attached to this document as exemplified copy:

a)	Deed of assignment drawn up by notary public Dr. Norbert Zimmermann in
Dusseldorf on June 16, 1999, (document register no. 1606/1999) including shareholders' resolution on an amendment to the articles of association.

b)	Letter of confirmation of 13.12.2000 from the Law Office of Jeffrey D.
Marks, New Jersey, confirming that Vertex Industries Inc. has changed its company name to Vertex Interactive Inc.


(4) The object of the Company is the purchase and management of investments in companies of any kind in Germany and abroad and any business activities related to this.

Art. 2
Definition of terms

The following terminology is used herein:

a)	The completion date of this agreement is the date on which this agreement has been recorded;

b)      The annual statement of accounts is the annual statement of accounts of
31.12.2001 attached as schedule 1a which was drawn up by the Company ;

c)	The financial statements are the annual statements of accounts of
30.09.2001 of ICS International Aktiengesellschaft Identcode-Systeme attached as schedule 1b and the statement of assets and liabilities of 31.05.2002 of ICS International Aktiengesellschaft Identcode-Systeme attached as schedule 1c.

The aforementioned schedules were not read out in compliance with art. 14 of German Law on Notarial Recording (Beurkundungsgesetz/BeurkG) but were presented to the parties hereto for their information and signed by them on each page.

Art. 3
Sale/Conveyance of shares


1.	Vertex Interactive Inc. (hereinafter referred to as "Vendor") divides the company shareholding of EUR 25,000.00 named in art. 1 par. 2 of this agreement into two shares with a par value each of EUR. 22,500.00 and EUR 2,500.00.

2.	The Vendor sells and conveys its shareholding of EURO 22,500.00 in the
Company to Partas AG (hereinafter referred to as "Purchaser in the 1st Instance) which accepts the conveyance herewith. The entitlement to profits is conveyed to the Purchaser in the 1st Instance with effect from 01.01.2002. The same applies for profits earned in preceding business years that have not yet been distributed to the shareholders.

3.	The Vendor sells and conveys its shareholding of EURO 2,500.00 in the
Company to KALUMA Gesellschaft fur Anlagenberatung mbH (hereinafter referred to as "Purchaser in the 2nd Instance) which accepts the conveyance herewith. The entitlement to profits is conveyed to the Purchaser in the 2nd Instance with effect from 01.01.2002. The same applies for profits earned in preceding business years that have not yet been distributed to the shareholders.

Art. 4
Purchase price

(1)	The total purchase price for the company shares sold in compliance with art. 3 par. 2 and 3 of this agreement is USD 389,000.00 (in words: US Dollar threehundredandeightyninethousand)

(2) The Purchaser in the 1st Instance has a loan receivable from the Vendor amounting to USD 359,375.00 plus accumulated interest of USD 15,583.00 under the terms of the agreement of July 31, 2001. The loan agreement is attached to this document as schedule 2. The aforementioned schedule was not read out in compliance with art. 14 of German Law on Notarial Recording (Beurkundungsgesetz/BeurkG) but was presented to the parties hereto for their information and signed by them on each page.
The Purchaser in the 1st Instance takes over the purchase price obligation of the Purchaser in the 2nd Instance and offsets its loan receivable including accumulated interest against the Vendor's purchase price entitlement as payment of the total purchase price. The purchase price obligation is deemed to be settled to the amount offset.

(3)	The remaining outstanding purchase price following offsetting in compliance with par. 2 of USD 14,042.00 will be paid in cash by the Purchaser in the 1st Instance.


Art. 5
Subsidiaries, real estate holdings, loans between affiliated companies


(1)	The Company has a 100 % shareholding in ICS International
Aktiengesellschaft Identcode Systeme with headquarters at Neu-Anspach, registered with the Commercial Register of Bad Homburg v.d.Hohe District Court under no HRB 8232 (hereinafter referred to as "ICS AG or Subsidiary").

(2)	ICS AG itself currently has shareholdings to the percentages shown in the companies (the "Subsidiaries") listed below under a) to c).


	Currency	Share capital/	Shareholding
		Capital stock

a)	ICS Identifikacni-
	Systems, A.S.
	Prague, Czech Rep.	KCS	1,000,000.00		430,000
				(43 %)

b)	Identcode Systems
Nederland B.V.
	Ijsselstein/Netherlands	EUR		181.512,09		(100 %)

c)	ICS France
	Identcode Systems S.A.
        Croissy Beaubourg/France        EUR             76.224,51     (100 %)


(3)	ICS AG was also shareholder in ICS Identcode Systems Italia S.R.L.,
Milan, Italy, with a shareholding of 51 %. This company has since been liquidated.

Winding up the company has been completed. The Vendor gives assurance herewith that ICS AG has not incurred nor will incur any costs from this liquidation nor are any other forms of recourse to be expected for whatever legal reasons there may be.

(4)	The Company is sole owner of the commercial property at Siemensstrasse
 11, 61267 Neu-Anspach, registered with the Land Register of Usingen/Taunus District Court for Hausen-Arnsbach, volume 46, sheet 1480, section10, plot 60/40 with 2430 sq.m. The property is let to ICS AG for commercial use.

(5)	Varying loan conditions exist or have existed between the Vendor, the
Company and its Subsidiaries. Furthermore, supply and service relationships existed between the Company, its Subsidiaries and other companies which are part of the company group. The contractual partners agree that these contractual relationships are to be terminated as far as possible, insofar as this has not already taken place.

Pursuant to various agreements reached in April and May 2002, the Vendor took over debts owed by its subsidiaries to the Company ICS AG. The Vendor also took over debts of ICS AG owed to these subsidiaries. Consequently, there are mutual receivables and liabilities between the Vendor and ICS AG as a result of this takeover of debts. The Vendor and ICS AG declare their mutual entitlements from takeover of debts to be offset against each other herewith. The Vendor and ICS AG confirm herewith that ICS AG has a receivable amounting to EUR 502,118.00 from the Vendor as of the contractual date. A list of mutual entitlements drawn up by the Vendor showing the amount receivable of EUR 502,118.00 in favour of ICS AG is attached to this agreement as schedule 3. The aforementioned schedule was not read out in compliance with art. 14 of German Law on Notarial Recording (Beurkundungsgesetz/BeurkG) but was presented to the parties hereto for their information and signed by them on each page.

	The Vendor and ICS AG furthermore confirm that the Vendor had granted ICS AG a loan of EUR 380,635.00. ICS AG offsets herewith its receivable of EUR 502,118.00 to a part amount of EUR 380,635.00 against the loan receivable of the Vendor. The Vendor confirms herewith that its loan receivable of EUR 380,635.00 has been repaid in full with the offsetting of this amount and that it still has a remaining liability of EUR 121,483.00 to ICS AG.

(6)	The Vendor has a loan receivable from the Company per contractual date amounting to EUR 1,124,366.00 as shown in the list (schedule 4) drawn up by the Vendor.
The aforementioned schedule was not read out in compliance with art. 14 of German Law on Notarial Recording (Beurkundungsgesetz/BeurkG) but was presented to the parties hereto for their information and signed by them on each page.

In order to pay the remaining liability to ICS AG of EUR 121,483.00, the Vendor conveys in lieu of performance from its receivable from the Company a part-amount of EUR 121,483.00 to ICS AG which accepts the conveyance herewith. ICS AG confirms that its receivable from the Vendor has been paid with this conveyance.

(7)	The contractual parties and ICS AG agree that the investments held by
ICS AG in Identcode Systems Nederland B.V. and ICS France Identcode Systems S.A. will be purchased by the Vendor for valuable consideration. The purchase price for the shareholding in Identcode Systems Nederland V.B. corresponds to the book value according to mercantile law and amounts per 31.05.2002 to EUR 155,433.00. The purchase price for the shareholding in ICS France
Identcode Systems S.A. corresponds to the book value according to mercantile law and amounts per 31.05.2002 to EUR 298,721.00. The contractual parties agree that in lieu of performance the Vendor is entitled to assign to ICS AG a part amount of EUR 454,154.00 from its loan receivable of EUR 1,002,883.00 (= EUR 1,124,366.00 - EUR 121,483.00) from VTX GmbH.
The contractual parties and ICS AG agree to have this sale and assignment of company investments executed by separate notarial instrument.

(8)	The Vendor declares herewith that with effect of 31.05.2002 it will pay a part amount of EUR 548,729.00 from the above mentioned loan receivable from the Company into the capital reserves of the Company in compliance with art. 272 par. 2 no. 4 of the German Commercial Code in order to strengthen permanently the equity capital of the Company.



Art. 6
Approval


Conclusion and enforcement of this agreement requires the approval of the Board of Directors of the Vendor. The approving resolution of June 11, 2002 is attached to this agreement as exemplified copy.



Art. 7
Guarantees


The Vendor to its best knowledge relying solely upon the assurance and knowledge of Rainer Brand in his capacity as a member of the Board of Management of ICS International Aktiengesellschaft Identcode-Systeme guarantees the Purchasers no. 1 and no. 2 in the form of a separate guarantee agreement that the following guarantee assurances of the Vendor are correct and complete:

(Company and Subsidiaries)

1.	The Company is a limited liability company under German Law (GmbH =
Gesellschaft mit beschrankter Haftung). It was founded and exists in compliance with the legislation of the Federal Republic of Germany. Its share capital is fully paid up in cash and has not been reduced by any repayments. There are also no hidden non-cash capital contributions;

2.	The statements made under no. 1 are also applicable in respect of
ICS AG and its Subsidiaries (in compliance with relevant legislation for the appropriate legal form in the respective countries).



3.	Capital contributions in the Company comply with legislation and substantiate all shares in the Company and the Vendor is fully entitled without restriction to sell and convey the shares to the Purchasers.

4.	Although the shares in the Company ICS AG have been assigned to
Mr. Gregor von Opel, Kronberg, as security for the remaining purchase price amount owed him from the sale of all shares in ICS AG in September 1999, they are not subject to trustee, option or pre-emptive rights and are free of any rights or claims of third parties and there are no present or forthcoming dormant holdings, profit-participating loans or similar investment structures in respect of the shares.

5.	Neither the Company nor ICS AG or its Subsidiaries are insolvent or over-indebted. Neither the Company nor ICS AG or its Subsidiaries are subject to insolvency or insolvency plans or similar proceedings and no applications have been made for any such proceeding.

6.	The signing and implementation of this agreement does not
contravene any contractual or legal obligations of the Vendor, the Company or the Subsidiaries.

7.	Neither the Company nor ICS AG or its Subsidiaries are party to inter-company agreements as defined by art. 291 and 292 of German Stock Corporation Law and neither the Company nor the Subsidiaries are party to merger or break-up contracts as defined by Conversion Law or similar regulations.

8.	All declarations, resolutions and other documents that are to be submitted to the Commercial Register or similar institutions in respect of the Company, ICS AG and its Subsidiaries have been duly submitted and the certificates of registration for the Company and ICS AG (schedule 5a and 5b) are valid, correct and complete and there are no shareholders' resolutions to amend the articles of association nor are there any legal acts that require a registration and which have not yet been registered.

9.	With the exception of a capital reduction of ICS AG by resolution of the annual general meeting of ICS AG on May 22, 1994, there has been no open or hidden reduction in or repayment of the share capital of the Company or ICS AG or its Subsidiaries and all applicable regulations of relevant legislation have been observed, particularly with regard to increases and decreases in capital or similar measures concerning share capital.

	Reference is made to the aforementioned schedules.





10.	No agreements have been reached regarding the issue of new
stocks/shares in the Company or ICS AG. No company agreements or similar agreements have been reached with regard to shareholdings in the Company and ICS AG.

11.	The data contained in this agreement, in particular the declarations made in art. 1 and art. 5, and - to the best of the Vendor's knowledge - in the schedules is complete and correct. Furthermore, the management of the Company and ICS AG have declared that to the best of their knowledge the data contained in the schedules is complete and correct.

(Balance sheets)


12.	The financial statement has been drawn up in compliance with the principles of due and proper bookkeeping and accounting and in compliance with balance sheet continuity and material continuity in valuation and represents a true and fair reflection of the economic situation of the Company and adequate reserves have been accrued for recognisable risks at the time of the annual statement of accounts being drawn up.

13.	The submitted financial statements as of September 30, 2001 and
May 31, 2002 of ICS AG have been drawn up in compliance with the principles of due and proper bookkeeping and accounting and in compliance with balance sheet continuity and material continuity in valuation and represent a true and fair reflection of the economic situation of the Company.

14. The submitted monthly reports of ICS AG for October, November, December 2001 and January, February, March and April 2002 provide a mainly valid reflection of the business development of ICS AG.

15.	The fixed assets and all other tangible and intangible assets as well as the current assets with the exception of retention rights of third parties in the ordinary course of business and blanket assignments in favour of principle banks as shown in the annual statement of accounts of the Company and the submitted financial statements of ICS AG are owned by the Company or ICS AG and they comprise all and any assets required for business operations. Excluded from this are the complete shares in ICS AG assigned to Mr. Gregor von Opel by the Company as security.



16.	The inventories shown in the submitted financial statements of ICS AG have been valued in accordance with the principle of lower of cost or market.

17.	The accounts receivable shown in the submitted financial statements of ICS AG have a realisable value and it can be expected that they will be or will have been paid in full within the periods of payment customary in the usual course of business.

18.	The Company and ICS AG do not have any further liabilities including contingent liabilities and sureties other than those shown in the annual statement of accounts and the financial statements.


(Assets)

19.	The Company is sole owner of the real estate property listed in art. 5 par. 4 of this agreement and the property is only encumbered with the land charges/mortgages as shown in the certified abstract of the land register of 10.07.2002, a copy of which ist attached as schedule 6.

Reference is made to the aforementioned schedule; it was read out to those present.

20.	The Company and ICS AG are owners with unqualified title of all assets shown in the annual statement of accounts of the Company and the financial statements of ICS AG and these assets, with the exception of rights of retention of third parties in the usual course of business and blanket assignments in favour of principle banks, are free of any third party rights and encumbrances. Excluded from this are the complete shares in ICS AG assigned to Mr. Gregor von Opel by the Company as security.

21.	The assets of the Company and ICS AG include all assets necessary for the continuance of business operations and such assets have been properly maintained and are otherwise in a due and proper condition to permit further continuance of business operations.

22.	All inventories of ICS AG are being stored in a due and proper manner and can be used for their designated purpose.



23.	The equity capital as shown in the annual statement of accounts of the
Company and the financial statements of ICS AG has been correctly portrayed.

24.	Orders on hand and in process at ICS AG, as well as performance offers which are binding for ICS AG on May 31, 2002, can be processed fully in the course of normal business operations without any unusual losses and any orders obtained between May 31, 2002, and the completion date of this agreement have been or will be obtained to the best knowledge of the Vendor in accordance with existing business practices at ICS AG. ICS AG will undertake the necessary measures for the processing of the aforementioned orders in accordance with existing business practices at ICS AG.

25.	No repayments obligations of ICS AG exceeding a total of EUR 50,000.--
exist with regard to deposits received on orders by the date of this agreement. (Company name, industrial property rights)


26.	ICS is entitled without limitation to continue using its company name and there are no conflicting third party rights.

27.	Schedule 7 contains a complete list as of May 31, 2002, of all industrial property rights and copyrights owned by and/or used by ICS AG. Other than the rights set out in these schedules, ICS AG do not use nor do they require any other industrial property rights in their businesses on May 31, 2002.

	The aforementioned schedule was read out the those present.

28.	ICS AG is entitled without limitation to use the rights as listed in schedule 7 and is not required to make any payments with the exception of licensing fees to a total amount not exceeding EUR 25,000.-- for the use of these rights. To the knowledge of the Vendor, neither the Company nor ICS
AG are subject to claims for compensation under the Employees' Invention Act (Arbeitnehmererfindungsgesetz) or similar laws nor is the assertion of any such claims pending.

29.	The use of third party industrial property rights by ICS AG has not been challenged and to the best of the Vendor's knowledge no circumstances exist at ICS AG permitting third party challenges of the use of industrial property rights by ICS AG.





30.	ICS AG has not entered into any licensing agreements or similar legal relationships with regard to the industrial property rights it owns nor has it in any other way disposed of or encumbered such property rights, know-how or business secrets. In addition to this, the industrial property rights owned by ICS AG have not be challenged by third parties and the Vendor is not aware of any circumstances that would permit a challenge by third parties. Furthermore, ICS AG has undertaken everything necessary in order to ensure the ongoing existence of the industrial property rights it owns.


(Employees)


31.	All income tax and social security levies have been or will be paid for all employees of the Company and ICS AG up to the completion date of this agreement.

32.	The employee list contained in schedule 8 represents a complete list of all the personnel employed by the Company and ICS AG on the completion date of this agreement with correct details of annual remuneration (specification will be made accordingly on the list if employment has been terminated to the completion date of this agreement). Furthermore, there will be no significant change in the details of employment relationships to those contained in schedule 8 with regard to number of employees and remuneration paid to the employees by the completion date of this agreement.

	The aforementioned schedule was not read out in compliance with art. 14 of German Law on Notarial Recording (Beurkundungsgesetz/BeurkG) but was
presented to the parties hereto for their information and signed by them on each page.

33.	The Company and ICS AG have not entered into any agreements or made any commitments pursuant to which payment of pensions or similar, payment of compensation to employees or third parties becoming due at a future date, options, purchase of shares, deferred remuneration, payments in connection with old-age pensions or profit sharing shall fall due. This does not include payments under the respective statutory German social security system and legislation promoting capital formation by employees (Vermogensbildungsgesetz) with the exception of payments to the employees named in schedule 8 under the terms of existing bonus and commission schemes that do not exceed EUR 25,000.00 per employee and per annum.

	The aforementioned schedule was not read out in compliance with art. 14 of German Law on Notarial Recording (Beurkundungsgesetz/BeurkG) but was presented to the parties hereto for their information and signed by them on each page.


34.	At the completion date of this agreement there are no known
circumstances giving reason to question the continuation of existing employment relationships with personnel, in particular managerial staff. The terminated employment of Mr. Thomas Hesse is excluded from this clause.

35.	No employees or officers of the Company and ICS AG are entitled to a share in the sales or profits of the Company/Subsidiaries unless otherwise named in schedule 8.

	The aforementioned schedule was not read out in compliance with art. 14 of German Law on Notarial Recording (Beurkundungsgesetz/BeurkG) but was presented to the parties hereto for their information and signed by them on each page.

36.	Schedule 8 contains all details about tariff commitments, tariff agreements, company tariff agreements, works agreements, works practices, where applicable, with regard to the Company and ICS AG.

	The aforementioned schedule was not read out in compliance with art. 14 of German Law on Notarial Recording (Beurkundungsgesetz/BeurkG) but was presented to the parties hereto for their information and signed by them on each page.

37. To the best of the Vendor's knowledge, the Company and ICS AG, with the exception of the employees named in schedule 8, do not employ any freelance employees that are subject to the legal provisions for obligatory social security payments and all respective legal provisions are and have been observed with regard to employees that are or have been employed on the basis of a maximum monthly remuneration of EUR 325.00 and no employment relationships of any kind exist.

The aforementioned schedule was not read out in compliance with art. 14 of German Law on Notarial Recording (Beurkundungsgesetz/BeurkG) but was presented to the parties hereto for their information and signed by them on each page.


(Taxes)

38. As of the completion date of this agreement, all business taxes and social security levies and charges and duties of any kind due and liable for payment by the Company and ICS AG have been paid or adequate provisions have been made for such.


(Other risks)

39.	There are no existing legal disputes between the Company and ICS AG on the completion date of this agreement. There are no pending or threatened legal or administrative proceedings against the Company and ICS AG, with the exception of those listed in schedule 9. The aforementioned schedule was not read out in compliance with art. 14 of German Law on Notarial Recording (Beurkundungsgesetz/BeurkG) but was presented to the parties hereto for their information and signed by them on each page.

40.	As of the completion date of this agreement, neither the Company nor ICS AG have any pending transactions which involve risks outside the ordinary course of business and the Vendor is also unaware of any other circumstances constituting the danger of lasting detriment to the business productivity of the Company or the Subsidiaries.

41.	To the best of the Vendor's knowledge there are no major defaults in performance in respect of the named contractual relationships of the Company and ICS AG.

42.	There have been no substantial adverse changes in the financial standing or earnings situation of the Company and ICS AG since the date of the last balance sheet and business has been conducted in a due and proper manner.


43.	There have been no major changes in the extent and content of the business activities of the Company and ICS AG for the fiscal year 2001/2002 in comparison with the preceding fiscal year.

44.	There has been no major worsening of the financial standing or earnings situation of the Company and ICS AG since the date of the last balance sheet.

45.	The contracts with the main customers of ICS AG shall continue to exist until the completion date of this agreement and these contracts and the contracts with the main suppliers cannot be terminated or restricted as a result of this agreement.

46.	Neither the Company nor ICS AG nor the Subsidiaries have accepted guarantee or entered into any other form of warranty or obligations to third parties that constitute guarantees or any other form of surety for the Company or the Subsidiaries. Neither the Company nor the Subsidiaries have issued letters of responsibility nor are they beneficiary to any such declarations.

47.	Neither the Company nor ICS AG nor the Subsidiaries have entered into hedging, option, derivative or similar transactions.

48.	Neither the Company nor ICS AG nor the Subsidiaries have entered into contractual relationships which are of unusual duration or such which in the opinion of the Vendor could cause liabilities of this kind and this extent and to which particular attention should be drawn or which in the opinion of the Vendor it would not be possible to fulfil in time or only with exceptionally high expenditure or costs.


49.	The Company has no supply, licensing, leasing, loan, credit, hiring, rental or similar agreements where the duration of such agreement exceeds a period of 12 months or the total of agreed payments in any one agreement exceed an amount of EUR 25,000.00 per annum with the exception of the loan and rental agreements in schedule 10.

The aforementioned schedule was read out to those present.

50.	Neither ICS AG nor the Subsidiaries have entered into commercial agency agreements or similar agreements which in the event of a termination could lead to claims under the provisions of art. 89b of the German Commercial Code (Handelsgesetzbuch/HGB) or corresponding regulations.

51.	Neither the Company nor ICS AG nor the Subsidiaries have entered into agreements enabling the change in control of investments held at Company level or the cessation, termination or amendment thereof by the respective other contractual party.

52.	Neither the Company nor ICS AG nor the Subsidiaries have entered into agreements or other obligations with consultants or persons with similar responsibilities.

53.	All members of the supervisory board of ICS AG will resign their offices within one month of the date of completion of this agreement at the latest whereby the Vendor will undertake everything possible within this period of one month to ensure the dismissal of the members of the supervisory board.

54.	From the point of view of a prudent business person, there is adequate insurance protection against fire, storm, flood, explosion, business interruptions and liability (incl. but not limited to product liability), whereby current insurance protection corresponds with insurance protection of the last three years and this insurance coverage can be set forth for a period of at least four weeks from the completion date of this agreement.

55.	The business operations of the Company, ICS AG and the Subsidiaries do not require any permits or other approval by public authorities or third parties which have not already been granted and there have been no infringements of laws, regulations, directives or official orders by the Company, its Subsidiaries or to the best of knowledge of their employees or corporate agents in the course of business operations by the Company or the Subsidiaries.


56.	There has been no hidden profit distribution by the Company, ICS AG or the Subsidiaries and all transactions between the Company and the Subsidiaries have been at arms-length standard.

57.	From May 31, 2002, until the completion date of this agreement, only those measures have been undertaken at the Company, ICS AG and the Subsidiaries which have been appropriate and necessary as part of normal business operations. In particular, there have been no major changes in the financial standing or earnings situation (with regard to annual net profit).


Art. 8
Vendor's liability

(1)	In the event of the assurances and guarantees made in articles 5 and
7 of this agreement being incorrect in part or whole, the Vendor will pay compensation of an appropriate amount so that the Purchaser is in such position as it would have been if the guarantee had been correct. The Purchaser also has the option of demanding a reduction in purchase price. However, such claims - with the exception of liability for business taxes, social security contributions and other charges - shall only exist if they cumulatively exceed EUR 10,000.

(2)	The Purchaser will notify the Vendor immediately in the event of tax authorities asserting demands for payment of business taxes, social security contributions or other charges by the Company or the Subsidiaries or demands being asserted by third parties which could substantiate claims by the Purchaser due to infringements of guarantees or assurances and give the Vendor the possibility to counteract such claims and take at own (i.e. the Vendor's) cost any steps necessary to avert such claims. The Purchaser will provide all appropriate assistance in this respect, in particular by allowing the Vendor preference and lodging an appeal.

(3)	The Purchaser cannot demand from the Vendor as part of guarantee obligations repayment of any taxes or contributions subsequently increased by the tax or social security authorities in the event of the Purchaser failing to fulfil its notification duty in compliance with the above paragraph 2 where otherwise the Vendor could have undertaken measures which would have led to a lesser complaint if it had been appropriately informed. If the contractual parties cannot agree within four weeks of a subsequent tax or contributions demand coming into effect whether the Vendor could have undertaken measures which would have led to a lesser complaint if it had been appropriately informed, a final decision under exclusion of legal action shall be reached in this respect by a tax consultant to be appointed by the Chamber of Tax Consultants (Steuerberaterkammer) of Frankfurt/Main, Germany.


Art. 9
Statutory limitation


(1)	The statutory period of limitation for asserting claims pursuant to this agreement shall be two years from the completion date of this agreement.

(2)	In the event of the Company or the Subsidiaries being held liable in compliance with regulations of the German Fiscal Code for payment of business taxes, social security contributions or other levies, contrary to art. 9 (1) any claims in relation therewith shall be subject to a period of limitation of six months from the tax assessment coming into force, whereby the period of limitation cannot begin before the effective date named in art. 9 (1). This also applies for the guarantee with regard to equity capital.



Art. 10
Non-competition clause


(1)	The Vendor hereby undertakes not to enter into directly or indirectly through its subsidiaries for a period of three years from the completion date of this agreement any direct or indirect competition with ICS AG and its Subsidiaries within the territorial scope or area of activities of ICS AG. The Vendor agrees for the duration specified in the preceding sentence not to solicit any managerial staff of the Company directly or through companies in which it (i.e.the Vendor) hold an interest.

(2)	In particular, the Vendor undertakes for a period of three years not to manage any business, hold a direct or indirect controlling interest in any such business, advise or enter into a state of dependence with any such business that is active in the same line of business as ICS AG in respect of the completion date of this agreement without having obtained prior written consent from the Purchaser. This non-competition clause also covers the purchase of any such business. The Vendor also undertakes in particular not to solicit or have solicited any employees or customers OF ICS AG or its Subsidiaries.

(3)	The territorial scope of this prohibition of competition covers the complete Federal Republic of Germany.


(4)	A separate remuneration of prohibition of competition shall not take place.


      Art. 11
Redemption of security


The Vendor has made over 144,440 of its own shares to Mr. Gregor von Opel, Kronberg, as security for a remaining purchase price sum of EUR 511,291.88 owed to Mr. Gregor von Opel by VTX GmbH.

The Vendor in the 1st Instance bears the responsibility for ensuring the release of these shares on the part of Mr. Gregor von Opel.


Art. 12
Final provisions



(1)	This agreement and its schedules contain all agreements and
declarations by the contractual parties in respect of the purchase and assignment of the business shares as well as all related affairs. All agreements reached between the contractual parties prior to signing this agreement are superseded by the signing of this agreement and are replaced by such.

(2)	The officiating notary public has informed the contractual parties that any change in the shareholders must be notified to the Commercial Register without delay as otherwise the managing director shall be held personally liable to the creditors of the Company for any resulting damages (art. 40 par. 2 of the Law on Limited Liability Companies [GmbHGesetz]).

(3)	The Purchaser will notify the Company of the assignment of the business shares in compliance with art. 16 of the Law on Limited Liability Companies.

(4)	Only the German version of this agreement shall be legally binding.
Translations of this Agreement into English do not have any legal effect irrespective of whether they were ordered by the Vendor or the Purchaser.

(5) This Agreement shall be subject to the laws of the Federal Republic of Germany. The place of jurisdiction shall be Frankfurt am Main.

(6)	The Company is owner of real estate.

(7)	The schedules to this Agreement are a constituent part of this
Agreement.

(8)	The costs for this Agreement shall be borne by the Purchaser in the
 1st Instance. The fees for their consultants and advisors shall be borne by each contractually party respectively.


The above protocol was read to the parties present in compliance with art. 14 of German Law on Notarial Recording (Beurkundungsgesetz/BeurkG), approved and signed by them and the Notary Public by their own hand as follows:


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